EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NetSuite Inc.:

We consent to the use of our report dated March 1, 2011, with respect to the consolidated balance sheets of NetSuite Inc. and subsidiaries as of December 31, 2010 and December 31, 2009, and the related consolidated statements of operations, total equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

Our report on the consolidated financial statements of NetSuite Inc. and subsidiaries changed its method of accounting for multiple-element revenue arrangements due to the adoption of ASU 2009-13 Multiple-Deliverable Revenue Arrangements as of January 1, 2010. In addition, as discussed in note 2 to the consolidated financial statements, NetSuite Inc. and subsidiaries changed its method of accounting for business combinations due to the adoption of FASB Statement No. 141R, Business Combinations (included in FASB ASC Topic 805, Business Combinations), as of January 1, 2009.

Santa Clara, California
February 10, 2012

/s/ KPMG LLP